CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated December 8, 2000 relating to the financial statements and financial highlights of John Hancock 500 Index Fund, which appears in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights" relating to John Hancock 500 Index Fund and "Independent Auditors" relating to John Hancock 500 Index Fund, John Hancock Focused Relative Value Fund and John Hancock Multi Cap Growth Fund in such Registration Statement.



/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 26, 2001